Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Opal Fuels LLC, a Delaware limited liability company (“OPAL,” the “Company,” “we,” “us,” and “our”), should be read together with our unaudited condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and 2021, together with related notes thereto (the “Interim Financial Statements”), and our pro forma financial information as of and for the six-month period ended June 30, 2022 included as exhibits to the amendment (“Amendment No. 1”) to our Current Report on Form 8-K, which was originally filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2022 (as originally filed, the “Original Report”). The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” set forth in or incorporated by reference into the Original Report.

Capitalized terms included below but not defined in this Exhibit 99.2 have the same meaning as terms defined and included elsewhere in the Original Report(as amended by Amendment No.1) and, if not defined in the Original Report (as amended by Amendment No.1), the final prospectus and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the Commission on June 27, 2022.

Overview

We are a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of Renewable Power for sale to utilities, (iii) generation and sale of Environmental Attributes associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. We also design, develop, construct, operate and service Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. The Biogas Conversion Projects currently use landfill gas and dairy manure as the source of the biogas. In addition, we have has recently begun implementing design, development, and construction services for hydrogen fueling stations, and we are pursuing opportunities to diversify its sources of biogas to other waste streams.

We separately design, develop, construct, operate and service fueling stations for vehicle fleets across the country that dispense RNG and/or CNG to displace diesel as a fleet transportation fuel. During the six months ended June 30, 2022, we dispensed 13.1 million gasoline gallon equivalents (“GGEs”) of RNG to the transportation market, generating corresponding Environmental Attributes, utilizing its network of 241 Fueling Stations in 40 states in the United States, including more than 32 stations in California as of July 31, 2022. This is a substantial increase from 75 total stations as of December 2021, due to 129 new fueling stations from one fuel dispensing contract. We have has served as the general contractor or supervised qualified third-party contractors to complete over 387 Fueling Station projects and currently service more than 14,000 trucks on a daily basis.

Opco was formed in December 2020 as a wholly owned subsidiary of OPAL Holdco under the laws of the State of Delaware. On December 31, 2020, Fortistar and certain of its affiliated entities (for purposes of this discussion, our “Ultimate Parent”) contributed their respective ownership interests in the following legal entities to Opco in a common-control reorganization: TruStar Energy LLC, Fortistar RNG LLC, Fortistar Methane 3 Holdings LLC, Fortistar Methane 3 LLC, Fortistar Contracting LLC, Fortistar Services LLC, Gas Recovery Systems, LLC, Minnesota Methane LLC and Fortistar Methane 4 LLC. Opco accounted for its receipt of these interests as a transfer under common control, and accordingly retained the historical basis of accounting by its Ultimate Parent as if the entities had always been held by Opco.

Recent Developments

Business combination

On July 21, 2022, we completed the proposed business combination as per the terms of the Business Combination Agreement (“BCA”). In addition, pursuant to subscription agreements entered into with certain investors (the “PIPE Investors”) in connection with the Business Combination (the “PIPE Investment”), concurrently with the closing of the Business Combination (the “Closing”), we received $105.8 million in proceeds from the PIPE Investors, in exchange for which we issued 10,580,600 shares of Class A common stock to the PIPE Investors. We received the remaining $5 million subscribed for pursuant to the PIPE Investment from one of the PIPE Investors subsequent to the Closing and issued 500,000 shares of Class A common stock.

After giving effect to the Business Combination, the redemption of public shares as described below, the consummation of the PIPE Investment, and the separation of the former ArcLight units, there are currently (i) 25,671,390 shares of our Class A common stock issued and outstanding, (ii) 144,399,037 shares of our Class D common stock issued and outstanding, (iii) no shares of Class B common stock, par value $0.0001 per share (“Class B common stock”) issued and outstanding (shares of Class B common stock do not have any economic value but entitle the holder thereof to one vote per share) and (iv) no shares of our Class C common stock, par value $0.0001 per share, (“Class C common stock”) issued and outstanding (shares of Class C common stock entitle the holder thereof to five votes per share).

The Class A common stock and warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “OPAL” and “OPALW,” respectively, on July 22, 2022, subject to ongoing review of our satisfaction of all listing criteria following the Business Combination.

An aggregate of $274.2 million was paid from the trust account to holders that properly exercised their right to have their public shares redeemed, and the remaining balance immediately prior to the Closing of $37.6 million remained in the trust account. The remaining amount in the trust account, together with the proceeds from the PIPE Investment, were contributed by us to Opco after the set aside of funds in escrow to support a forward purchase agreement.

Business

On November 29, 2021, we entered into a purchase and sale agreement with NextEra for the Environmental Attributes generated by the RNG Fuels business. Under this agreement, we plan to sell a minimum of 90% of the Environmental Attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of Environmental Attributes sold per quarter will incur a small fee per environmental attribute in addition to the specified discount. The agreement became effective in the first quarter of 2022. During the six months ended June 30, 2022, we earned net revenues after discount of $29.7 million under this contract which was recorded as part of our “RNG fuels” revenue.

On December 10, 2021, we entered into a new 50/50 joint venture and formed Emerald RNG LLC (“Emerald”) to convert an existing electric facility into an RNG facility. As of June 30, 2022, we contributed $16.9 million as our share of capital investment towards the project.

Financing

On November 29, 2021, Mendocino Capital LLC (“NextEra”) subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at our discretion prior to June 30, 2022. As of June 30, 2022, we issued 1,000,000 units for total proceeds of $100.0 million.

Key Factors and Trends Influencing our Results of Operations

The principal factors affecting our results of operations and financial condition are the markets for RNG, Renewable Power, and associated Environmental Attributes, and access to suitable biogas production resources. Additional factors and trends affecting our business are discussed in the section titled “Risk Factors” set forth in or incorporated by reference into the Original Report.

Market Demand for RNG

Demand for our converted biogas and associated Environmental Attributes, including RINs and LCFS credits, is heavily influenced by United States federal and state energy regulations together with commercial interest in renewable energy products. Markets for RINs and LCFS credits arise from regulatory mandates that require refiners and blenders to incorporate renewable content into transportation fuels. The EPA annually sets proposed RVOs for D3 RINs in accordance with the mandates established by the EISA. The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels is necessary to stabilize the RIN market. The current authorization for the EPA’s issuance of RVOs will expire beginning in 2023, and the EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). Federal and state regulatory developments could result in significant future changes to market demand for the RINs and LCFS credits we produce. This would have a corresponding impact to our revenue, net income, and cash flow.

Commercial transportation, including heavy-duty trucking, generates approximately 30% emissions of overall CO₂ and other climate-harming GHGs in the United States, and transitioning this sector to low and negative carbon fuels is a critical step towards reducing overall global GHG emissions. The adoption rate of RNG-powered vehicles by commercial transportation fleets will significantly impact demand for our products.

We are also exposed to the commodity prices of natural gas and diesel, which serve as alternative fuel for RNG and therefore impact the demand for RNG.

Renewable Power Markets

We also generate revenues from sales of RECs and Renewable Power generated by our biogas-to-Renewable Power projects. RECs exist because of legal and governmental regulatory requirements, and a change in law or in governmental policies concerning Renewable Power, LFG, or the sale of RECs could be expected to affect the market for, and the pricing of, the RECs that we can generate through production at our Biogas Conversion Projects. We periodically evaluate opportunities to convert existing biogas-to-Renewable Power projects to RNG production. This strategy has been an increasingly attractive avenue for growth when RNG from landfills became eligible for D3 RINs. We have been negotiating with several of our Renewable Power off-takers to enter arrangements that would free up the LFG resource to produce RNG. Changes in the price we receive for RECs and Renewable Power, together with the revenue opportunities and conversion costs associated with converting our LFG sites to RNG production, could have a significant impact on our future profitability.

Key Components of Our Results of Operations

We generate revenues from the sale of RNG fuel, Renewable Power, and associated Environmental Attributes, and from the construction, fuel supply, and servicing of Fueling Stations for commercial transportation vehicles. These revenue sources are presented in our statement of operations under the following captions:

●	RNG Fuel. Revenues are derived from the production and sale of RNG and Environmental Attributes to public utilities and other credit-worthy third parties, including direct sales of RNG to commercial fueling stations. We generally sell brown gas in the spot market, RIN and LCFS credits under a medium-term contract, and CNG under 10-year contracts. Contract pricing is generally based on market price at the time of delivery, and our contracts generally do not have minimum volume commitments. Revenues presented under this caption include the results of our reportable segments “RNG Fuel Supply” and “RNG Fuel Dispensing.”

●	Renewable Power. Revenues are derived from the production and sale of both Renewable Power and RECs to public utilities and other credit-worthy counterparties under Power Purchase Agreements (“PPA”)s and other arrangements throughout the United States. The majority of our Renewable Power and REC production is sold together on a bundled basis under long-term contracts with fixed per-unit pricing, and without minimum volume commitments. Additionally, we receive revenue from public utilities to maintain capacity so that peak electricity demand may be met on an as-needed basis and from operating and maintenance agreements with landfill owners to maintain the site’s gas collection system. In an effort to reduce volatility in our revenues earned from sale of Renewable Power, we enter into certain commodity swap arrangements from time to time. In these arrangements, we deliver megawatt hour (“MWh”) capacity and receive a variable price based on market conditions. We convert this variable fee to a fixed fee by paying or receiving funds from the counterparty to the commodity swap arrangement based on the difference between the contract fixed price and the market price. Revenues presented under this caption include the results of our reportable segments “Renewable Power 3 Portfolio” and “Renewable Power 4 Portfolio.”

●	Fuel Station Services. Revenues are derived from our services to design and construct RNG vehicle fueling stations for fleet operators, and to provide ongoing maintenance services to station owners. Our design and construction arrangements are generally performed within one year and have a guaranteed maximum fixed price. Our maintenance services are generally performed under medium to long-term contracts with volume-based pricing. Revenues presented under this caption include the results of our reportable segments “Fuel Construction Services” and “Fuel Station Services.”

Our costs of sales associated with each revenue category are as follows:

●	RNG Fuel. Includes royalty payments to biogas site owners for the gas we capture; service provider costs; salaries and other indirect expenses related to the production process; utilities; transportation, storage, and insurance; and depreciation of production facilities.

●	Renewable Power. Includes land usage costs; service provider costs; salaries and other indirect expenses related to the production process; utilities; and depreciation of production facilities.

●	Fuel Station Services. Include equipment supplier costs; service provider costs; and salaries and other indirect expenses.

Selling, general, and administrative expense consists of costs involving corporate overhead functions, including cost of services provided to us by an affiliate, and marketing costs.

Depreciation and amortization primarily relate to depreciation associated with property, plant, and equipment and amortization of acquired intangibles arising from PPAs and interconnection contracts. We are in the process of expanding our RNG and Renewable Power production capacity and expect depreciation costs to increase as new projects are placed into service.

See our period-over-period comparisons below for more information about our performance for the six months ended June 30, 2022 and 2021.

Comparison of the Six Months Ended June 30, 2022, and 2021

The following table presents the period-over-period change for each line item in the Company’s statement of operations for the six months ended June 30, 2022 and 2021.

	Six Months Ended June 30,		$	%
(in thousands)	2022	2021	Change	Change
Revenues:
RNG fuel	$50,815	$19,174	$31,641	165%
Renewable power	19,152	21,437	(2,285)	(11)%
Fuel station service	32,297	17,173	15,124	88%
Total revenues	102,264	57,784	44,480	77%
Operating expenses:
Cost of sales - RNG fuel	30,884	11,080	19,804	179%
Cost of sales - Renewable power	15,948	17,888	(1,940)	(11)%
Cost of sales - Fuel station service	28,757	14,317	14,440	101%
Selling, general, and administrative	18,810	11,185	7,625	68%
Depreciation, amortization, and accretion	6,558	4,059	2,499	62%
Total expenses	100,957	58,529	42,428	72%
Operating income (loss)	1,307	(745)	2,052	275%
Other income (expense)
Interest and financing expense, net	(6,408)	(3,305)	(3,103)	(94)%
Realized and unrealized gain on derivative financial instruments	328	17	311	1829%
(Loss) Income from equity method investments	(36)	2,392	(2,428)	(102)%
Gain on acquisition of equity method investment	—	19,818	(19,818)	100%
Net (loss) income	(4,809)	18,177	(22,986)	(126)%
Paid-in-kind preferred dividends	2,435	—	2,435	100%
Net loss attributable to non-controlling interests	(499)	(198)	(301)	(152)%
Net (loss) income attributable to OPAL Fuels LLC	$(6,745)	$18,375	(25,120)	(137)%

Revenues

RNG Fuel

Revenue from RNG Fuel increased by $31.6 million, or 165%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to a $22.0 million increase from acquiring the remaining 56% interest in Beacon. Beacon was accounted for as an equity method investment for the period between January 1 to April 30, 2021. There was an increase of $6.8 million from sale of environmental credits coupled with an increase of $1.4 million in fuel dispensing from increase in volumes due to five new sites. Additionally, there was a revenue increase of $1.0 million due to two new RNG facilities coming online - Sunoma and New River.

Renewable Power

Revenue from Renewable Power decreased by $2.3 million, or 11%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily due to a decrease of $1.9 million from gas production downtime related to the conversion of a facility from Renewable Power to RNG. Additionally, there was a decrease of $1.0 million due to unplanned maintenance at two facilities offset by a $1.0 million decrease in unrealized loss on commodity swaps.

Fuel Station Service

Revenue from Fuel Station Service increased by $15.1 million, or 88%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was primarily attributable to an increase of $12.8 million in construction revenue from additional projects and an increase of $2.6 million from incremental service volumes from the addition of 16 new fueling service sites.

Cost of sales

RNG Fuel

Cost of sales from RNG Fuel increased by $19.8 million, or 179%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to the introduction of Beacon’s cost of sales upon consolidation in the second quarter of 2021 resulting in an increase of $9.8 million. There was an increase of $2.2 million from new RNG facilities coming online at Sunoma and New River. The Company incurred $0.8 million of development costs for its Emerald and Central Valley facilities that are currently under construction. Additionally, there was an increase of $4.8 million in costs in downstream dispensing and an increase of $1.7 million in costs for additional brown gas sales.

Renewable Power

Cost of sales from Renewable Power decreased by $1.9 million, or 11%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The decrease was primarily attributable to a $0.7 million decrease in major maintenance at two of our facilities due to timing and a $0.9 million decrease in LFG expense at one of our facilities due to lower Renewable Power generation due to gas issues.

Fuel Station Service

Cost of sales from Fuel Station Service increased by $14.4 million, or 101%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was primarily attributable to an increase of $13.3 million from construction of additional projects and an increase of $1.0 million increase in service from higher volumes.

Selling, general, and administrative

Selling, general, and administrative expenses increased by a total of $7.6 million, or 68%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to higher employee headcount and related compensation and benefit expenses of $3.8 million to support our organic growth, an increase of $2.1 million in professional fees and audit fees relating to our efforts to become a publicly traded company, an increase of $1.7 million in IT-related expenses as we invested to improve our technology platforms and $0.7 million in insurance and marketing expenses.

Depreciation, amortization, and accretion

Depreciation, amortization, and accretion increased by a total of $2.5 million, or 62%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to the introduction of Beacon’s property, plant and equipment balances upon consolidation in the second quarter of 2021, increasing our depreciation expense by $0.8 million. Additionally, there was an increase of $0.8 million due to two new RNG facilities coming online at Sunoma and New River, $0.6 million of accelerated depreciation relating to shutdown of one of our Renewable Power generation facilities and $0.2 million increase upon construction of new fueling stations.

Interest and financing expense, net

Interest and financing expenses, net, increased by $3.1 million, or 94%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was primarily due to increase in outstanding debt from OPAL term loan resulting in an increase in an interest expense of $1.7 million (includes $0.4 million of amortization of deferred financing costs), $1.2 million of paid-in-kind interest on Convertible note payable relating to acquisition of Beacon, $0.9 million increase from the Sunoma loan as the interest expense was expensed for the six months ended June 30, 2022 whereas the interest was capitalized in the same period prior year as because the construction was completed during the first quarter of 2022. These were offset by savings of $0.3 million on TruStar revolving credit facility as it was paid down in October 2021 and a $0.9 million increase in interest income from Note receivable.

Realized and unrealized gain on interest rate swaps

Realized and unrealized gain on interest rate swaps increased by $0.3 million, or 1829%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to fair value adjustments in connection with our interest rate swaps.

(Loss) Income from equity method investment

Net (loss) income attributable to equity in method investments decreased by $2.4 million, or 102%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. This change was attributable primarily to a decrease of $2.4 million from Beacon being accounted for under the equity method for the period between January 1, 2021 and April 30, 2021 and as a consolidated subsidiary thereafter. For the six months ended June 30, 2022, there was net loss from equity method investments in the Pine Bend, Noble Road and GREP.

Gain on acquisition of equity method investment

There was no gain on equity method investment for the six months ended June 30, 2022. The gain on acquisition of equity method investment was $19.8 million for the six months ended June 30, 2021 primarily due to our step acquisition of the remaining interest in Beacon in May 2021.

Paid-in-kind preferred dividends

On November 29, 2021, we entered into an exchange agreement with Hillman whereby Hillman exchanged its ownership interests in the four RNG projects of $30.0 million into 300,000 series A-1 preferred units at a par value of $100 per unit and 1.4% of the common units of Opco. On the same day, we entered into a subscription agreement with NextEra for up to 1,000,000 Series A preferred units, which were issued to NextEra during first and second quarters of 2022 for total proceeds of $100.0 million.

Both Series A preferred units and Series A-1 preferred units carry an interest of 8% dividend payable quarterly either in cash or paid-in-kind for the first eight quarters at the option of the Company. The Company recorded the paid-in-kind dividends of 1.2 million on Series A-1 preferred units and 1.2 million on Series A preferred units for the six months ended June 30, 2022.

There was no paid-in-kind preferred dividend for the six months ended June 30, 2021.

Liquidity and Capital Resources

Liquidity

As of June 30, 2022, our liquidity consisted of cash and cash equivalents including restricted cash of $100.3 million. The completion of the Business Combination in July resulted in an additional cash infusion of $123.4 million. The Company received the remaining $5 million subscribed for pursuant to the PIPE Investment from one of the PIPE Investors subsequent to the Closing and issued 500,000 shares of Class A common stock. Additionally, we entered into a senior secured credit facility which provides an approximately two year delayed term loan facility (the “DDTL Facility”) of up to a maximum aggregate principal amount of $100.0 million and Debt Service Reserve facility (the “DSR Facility”) of up to a maximum aggregate principal amount of $5.0 million. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary guarantors and the proceeds of DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account. Please see Note 16, Subsequent Events, to Interim Financial Statements included as an exhibit to this Amendment No. 1., for additional information. Additionally, we expect to have an additional $35.0 million available under the OPAL term loan in the second half of 2022 upon the commencement of operations of three additional RNG facilities.

We expect that our available cash following the consummation of the Business Combination and PIPE Investment, together with our other assets, expected cash flows from operations, and available lines of credit under various debt facilities will be sufficient to meet our existing commitments for a period of at least twelve months following the date of this Amendment No. 1. Any reduction in demand for our products or our ability to manage our production facilities may result in lower cash flows from operations which may impact our ability to make investments and may require changes to our growth plan. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” set forth in or incorporated by reference into the Original Report.

To fund future growth, we may seek additional capital through equity or debt financings. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our project development efforts. We may be unable to obtain any such additional financing on acceptable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition, and operating results.

As of June 30, 2022, we had total indebtedness excluding deferred financing costs of $244.1 million in principal amount which primarily consists of $80.1 million under the Senior secured credit facility, $60.8 million under the Convertible note payable, $83.6 million under the OPAL term loan, $174,000 under the Municipality loan and $19.4 million under the Sunoma loan.

As part of our operations we have arrangements for office space for our corporate headquarters under the Administrative Services Agreement as well as operating leases for office space, warehouse space, and our vehicle fleet.

We intend to make payments under our various debt instruments when due and pursue opportunities for earlier repayment and/or refinancing if and when these opportunities arise.

See Note 7, Borrowings, to Interim Financial Statements included as an exhibit to this Amendment No. 1.

Cash Flows

The following table presents the Company’s cash flows for the six months ended June 30, 2022 and 2021.

	Six Months Ended June 30,
(in thousands)	2022	2021
Net cash (used in) provided from operating activities	$(9,438)	$16,808
Net cash used in investing activities	(54,298)	(28,752)
Net cash provided from financing activities	121,961	28,278
Net increase in cash, restricted cash, and cash equivalents	$58,225	$16,334

Net Cash Provided by Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 was $9.4 million, a decrease of $26.2 million compared to net cash provided of $16.8 million for the six months ended June 30, 2021. The decrease in cash provided by operating activities was primarily attributable to an increase in net operating losses year over year and negative working capital changes.

Net Cash Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2022 was $54.3 million, an increase of $25.5 million compared to the $28.8 million used in investing activities for the six months ended June 30, 2021. This was primarily driven by more payments made for the construction of various RNG generation and dispensing facilities.

Net Cash Provided by Financing Activities

Net cash provided from financing activities for the six months ended June 30, 2022 was $122.0 million, an increase of $93.7 million compared to the $28.3 million provided from financing activities for the six months ended June 30, 2021. This was primarily driven by issuance of preferred units for total proceeds of $100.0 million, proceeds from the OPAL term loan of $15.0 million, proceeds from the Sunoma loan of $1.0 million, capital contribution from a joint venture of $16.9 million offset by debt repayments of $1.2 million and $6.4 million on the Senior Secured Facility and the OPAL term loan, respectively, and $3.2 million paid as financing costs.

Capital Expenditures

We require cash to fund our capital expenditures, operating expenses and working capital and other requirements, including costs associated with fuel sales; outlays for the design and construction of new Fueling Stations and RNG production facilities; debt repayments and repurchases; maintenance of our electrification production facilities supporting our operations, including maintenance and improvements of our infrastructure; supporting our sales and marketing activities, including support of legislative and regulatory initiatives; any investments in other entities; any mergers or acquisitions, including acquisitions to expand our RNG production capacity; pursuing market expansion as opportunities arise, including geographically and to new customer markets; and to fund other activities or pursuits and for other general corporate purposes.

As of June 30, 2022, we have budgeted for $368.0 million in capital expenditures for the next 12 months, of which $269.0 million is committed under existing contracts. These expenditures do not include any expected contributions from our joint venture and non-controlling interest partners and primarily relate to our development of new RNG facilities and the purchase of equipment used in our Fueling Station services and Renewable Power operations. We plan to fund these expenditures primarily through cash on hand, cash generated from operations, and cash from the Business Combination and PIPE Investment.

Contractual Obligations

The following table presents cash requirements arising from our contractual obligations as of June 30, 2022. For the avoidance of doubt, this excludes cash requirements associated with new financing arrangements executed after June 30, 2022:

(in thousands)	2022	2023-2024	2025 and beyond	Total
Senior secured facility – term loan(1)	$72,632	$—	$—	$72,632
Senior secured facility – working capital facility(1)	7,500	—	—	7,500
Sunoma loan	709	5,293	13,429	19,431
Municipality loan(2)	110	64	—	174
Convertible note payable(3)	—	—	60,820	60,820
OPAL term loan(4)	9,666	38,664	35,226	83,556
Lease commitments(5)	339	1,576	750	2,665
Total	$90,956	$45,597	$110,225	$246,778

(1)	The debt is due to be fully repaid in December 2022.

(2)	The debt payments represent the quarterly amortization payments due to be paid per the terms of the Municipality loan.

(3)	Represents the fair value of the convertible note payable as of June 30, 2022 which includes $5.4 million of payment-in-kind interest. In connection with our step acquisition of Beacon in May 2021, we issued Ares a convertible note recorded at a fair value of $55.4 million. The original principal balance of the note was $50.0 million with interest accrued at 8.0% per annum and is convertible into our equity pursuant to qualified events. On July 21, 2022, 50% of the Convertible note payable was converted to equity upon consummation of the Business Combination.

(4)	The debt payments represent the quarterly amortization payments due to be paid per the terms of the OPAL term loan.

(5)	Lease commitments represent payments due on our office and vehicle leases.

Off-Balance Sheet Arrangements

As of June 30, 2022, we do not have any off-balance sheet arrangements, as defined in Item 303 of Regulation S-K, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and disclosures in our financial statements.

The significant estimates and assumptions of the Company are residual value of the useful lives of our property, plant and equipment, the fair value of stock-based compensation, the estimated losses on our trade receivables, the fair value of Convertible note payable (as defined below), Asset retirement obligations, contingent payout to non-controlling interest in Central Valley, the impairment assessment of goodwill and the fair value of derivatives. Actual results could differ from those estimates.

The critical accounting policies discussed below are a subset of Note 2, Summary of Significant Accounting Policies, to our Interim Financial Statements included as an exhibit to this Amendment No.1. The policies outlined in this section involve a significant level of estimation uncertainty and are reasonably likely to have a material impact on our financial statements.

Revenue Recognition

Renewable Power

We sell Renewable Power produced from LFG fueled power plants to utility companies through our PPAs. Revenue is recognized based on contract specified rates per MWh when delivered to the customer, as this considered to be completion of the performance obligation. Certain PPAs contain a lease element which we account for as operating lease revenue on a straight-line basis over the lease term. The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as component of Renewable Power revenues in the condensed consolidated statement of operations.

Gas — Fuel Purchase Agreements

We own Fueling Stations for use by customers under fuel sale agreements. We bill these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in according with the “right to invoice” practical expedient. These contracts may contain an embedded lease of the equipment which we account for as operating lease revenue. For some public stations where there is no contract with the customer, we recognize revenue at the point in time that the customer takes control of the fuel.

Interstate Gas Pipeline Delivery

We have agreements with two natural gas producers whereby we are contracted to transport the producers’ gas to an agreed delivery point on an interstate gas pipeline via our RNG gathering system. Revenue is recognized over time using the output method which is based on quantity of natural gas transported.

Environmental Attributes.

We generate RECs, RINs, and LCFS credits. These Environmental Attributes are sold to third parties that utilize these credits in order to comply with federal and state requirements. Revenue is recognized at the point in time when the credits are transferred to and accepted by the third party buyer.

Operation and Maintenance

We have operating and maintenance (“O&M”) agreements in which we are contracted to operate, maintain, and repair landfill site gas collection systems. Revenue is based on the volume of per million British thermal units (“MMBtu”) of landfill gas collected and the MWhs produced at that site. This revenue is recognized as Renewable Power revenue when landfill gas is collected and Renewable Power is delivered. In addition, we have O&M agreements in which we are contracted to maintain and repair Fueling Stations. Revenue is based on the volumes of GGEs of gas dispensed at the site. This revenue is recognized as Fuel Station Services revenue when the site dispenses volumes.

Construction Type Contracts — Third Party

We have various fixed price contracts for the construction of fueling stations for customers. Revenue from these contracts, including change orders, are recognized over time, with progress measured by the percentage of cost incurred to date to estimated total cost for each contract.

Impairment of Goodwill and Long-Lived Assets

Impairment of Goodwill

When a business is acquired, goodwill is recognized to reflect any future economic benefits that are not separately recognized, such as synergies. For purposes of impairment testing, GAAP requires goodwill to be allocated to reporting unit(s) at the acquisition date and to be tested for impairment at least annually, and in between annual tests whenever events or changes in circumstances indicate that the respective reporting unit’s fair value is less than its carrying value. Significant judgment is required when identifying the reporting units for goodwill allocation, during our assessment of relevant events and circumstances for qualitative impairment indicators, and when estimating the undiscounted cash flows of reporting unit(s) for quantitative impairment assessments.

Our goodwill impairment assessment is performed during the fourth quarter of each year or at the time facts or circumstances indicate that a reporting unit’s goodwill may be impaired. In conformity with GAAP, we generally first perform a qualitative assessment over whether it is more likely than not that a reporting unit’s fair value is less than its carrying value to determine if a quantitative assessment is required. If, after performing the qualitative assessment, we conclude it is more likely than not that the fair value of the reporting unit is less than its carrying value, then a quantitative test is required. Our qualitative assessment includes evaluation of relevant events and circumstances, such as, macroeconomic conditions, industry and market considerations, cost factors, overall performance, and other relevant events.

As part of our quantitative assessment, we estimate a reporting unit’s fair value based on the income approach. With this approach, the fair value measurement is based on significant inputs that are not observable in the market and thus the fair value measurement is categorized within Level 3 of the fair value hierarchy. Our assumptions include future cash flow projections, a discount rate range based on the weighted average cost of capital, and a terminal value based on a range of terminal earnings before interest, taxes, depreciation, and amortization.

Impairment of Long-Lived Assets

Our long-lived assets held and used with finite useful lives including plant equipment, buildings, patents, and PPAs are reviewed for impairment whenever events or changes in circumstances indicate that the asset group may not be recoverable. In determining the asset group, we assess the interdependency of revenues between assets, shared cost structures, the interchangeability of assets used in operations, and how assets are managed and utilized by the business. Events that may trigger a recoverability assessment include a significant adverse change in the extent or manner in which the long-lived asset group is being used or in its physical condition, and the expectation that, more likely than not, the long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. Our cash flow estimates reflect conditions and assumptions that existed as of the measurement date which is the same as the triggering event date. The assets are considered recoverable and an impairment loss is not recognized when the undiscounted net cash flows exceed the net carrying value of the asset group. If the assets are not recoverable, then an impairment loss is recognized to the extent that the carrying value of the asset group exceeds its fair value. We base the fair value of our assets or asset groups off of the estimated discounted future cash flows using market participant assumptions. Assets disposed of are reported at the lower of the carrying amount or fair value less selling costs. Significant judgment is required when determining asset group composition, during our assessment of relevant events and circumstances, when determining an appropriate discount rate, and when estimating the undiscounted and discounted future cash flows of the asset group.

Based on our assessment for the six months ended June 30, 2022, there is no impairment recorded on our Plant, Property and Equipment.

Fair Value Measurements

The objective of a fair value measurement is to estimate the exit price, which is the price that would be received to sell an asset or paid to transfer a liability that the Company holds, in an orderly market transaction at the measurement date. We follow GAAP guidance which establishes a three-tier hierarchy for inputs used in fair value measurements, as well as prioritizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs. In summary, level 1 inputs are considered the most observable inputs and are more specifically the unadjusted quoted price for identical assets or liabilities in an active market the Company has access to. Level 2 inputs are considered less observable inputs such as quoted prices for similar assets or liabilities in an active market the Company has access to. Lastly, level 3 inputs are unobservable inputs in which little to no market activity exists for the asset or liability at the measurement date. As such, level 3 estimates are subject to a more significant level of estimation uncertainty. Furthermore, when multiple inputs are used and are categorized in different levels of the input hierarchy, then the fair value measurement in its entirety is categorized in the same level as its lowest level input that is significant to the fair value measurement. Our assessment of the significance of an input to a fair value measurement requires judgment and may affect the fair value measurement’s placement in the fair value hierarchy.

Refer to Note 9, Derivative Financial Instruments and Fair Value Measurements, to our Interim Financial Statements included as an exhibit to this Amendment No.1, for details on our assets and liabilities regularly recorded at fair value and the respective placements in the fair value hierarchy.

Impact of COVID-19

In response to the COVID-19 pandemic, we instituted a safety committee that oversees our compliance with federal, state, and local government mandates, and ensures that the Company adheres to Centers for Disease Control (“CDC”) guidelines to maintain safe working conditions for our employees. Some of the protocols we implemented include limiting in-person work to essential personnel and performing temperature checks. Since March 2020, where practicable, our employees have worked remotely and minimized travel and other non-essential contact. Additionally, we are providing our employees with COVID-19 testing at no cost and personal protective equipment for their safety and well-being.

As of the date of Amendment No.1, the COVID-19 pandemic has had a relatively minimal economic impact on our results of operations. In May 2020, we received a $1.8 million PPP loan. At the time we applied for the loan there was considerable uncertainty as to the impact of the pandemic to our operations and the U.S. economy in general. However, as our operations have been designated “essential critical infrastructure work” in the energy sector by the U.S. Department of Homeland Security, we have been able to fully continue our operations. We have not experienced either a decline in our customer base or employee layoffs. In November 2020, the full amount of the PPP loan was forgiven. Aside from the PPP loan, any other impacts to our financial condition have been minimal.

The duration and future economic severity of the COVID-19 remains uncertain, and our results of operations and financial condition could potentially face material adverse effect(s) in the future due to COVID-19. For additional information regarding the possible impact of the COVID-19 pandemic on our business, see the section titled “Risk Factors” set forth in or incorporated by reference into the Original Report.

Emerging Growth Company Status

We are an emerging growth company as defined in the JOBS Act. The JOBS Act provides emerging growth companies with certain exemptions from public company reporting requirements for up to five fiscal years while a company remains an emerging growth company. As part of these exemptions, we need only provide two fiscal years of audited financial statements instead of three, we have reduced disclosure obligations such as for executive compensation, and we are not required to comply with auditor attestation requirements from Section 404(b) of the Sarbanes-Oxley Act regarding our internal control over financial reporting. Additionally, the JOBS Act has allowed us the option to delay adoption of new or revised financial accounting standards until private companies are required to comply with new or revised financial accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks related to Environmental Attribute pricing, commodity pricing, changes in interest rates and credit risk with our contract counterparties. We currently have no foreign exchange risk and do not hold any derivatives or other financial instruments purely for trading or speculative purposes.

We employ various strategies to economically hedge these market risks, including derivative transactions relating to commodity pricing and interest rates. Any realized or unrealized gains or losses from our derivative transactions are reported within corporate revenue and other income/expense in our consolidated financial statements. For information about our gains or losses with respect to our derivative transactions and the fair value of such financial instruments, see Note 9, Derivative Financial Instruments and Fair Value Measurements, to our Interim Financial Statements included as an exhibit to this Amendment No.1.

Commodity Price Risk

The energy markets have been historically very volatile and we expect that the Renewable Power prices to fluctuate in a wide range. In an effort to reduce volatility in our revenues earned from sale of Renewable Power, we entered into certain commodity swap arrangements - the International Swaps and Derivatives Association Agreement (“ISDA”) entered into in 2019, and an amendment that converted a PPA into a commodity swap contract entered into 2018. In these arrangements, we deliver MWh capacity and receive a variable price based on market conditions. We convert this variable fee to a fixed fee by paying or receiving funds from the counterparty to the commodity swap arrangement based on the difference between the contract fixed price and the market price.

The following table summarizes the commodity swaps in place as of June 30, 2022 and December 31, 2021. There were no new commodity swap contracts entered in the six months ended June 30, 2022.

Trade Date	Period From	Period To	Notional Quantity per Year (“MWh”)	Average Contract Price (per MWh)
December 14, 2018	January 1, 2019	September 30, 2022	34,554	$66.12
October 28, 2021	November 1, 2021	December 31, 2022	30,660	$48.75
December 27, 2021	January 1, 2022	December 31, 2022	26,280	$50.75

We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to changes in pricing of MWh, Based on our analysis, which may differ from actual results, a hypothetical 10% increase or decrease in the pricing of MWh in this market would not have a material adverse impact on our financial condition, or results of operations for June 30, 2022 and December 31, 2021. For more information about our commodity swap agreements, see Note 9, Derivative Financial Instruments and Fair Value Measurements, to our Interim Financial Statements included as an exhibit to this Amendment No.1.

Environmental Attribute Pricing Risk

Market prices for Environmental Attributes associated with our RNG and Renewable Power vary based on regulatory mandates and commercial interest in green energy products. We generally sell Environmental Attributes under a mix of short-term and sales arrangements in which pricing is tied to the market rate for these attributes at the time of delivery. To manage this market risk, we negotiate long-term biogas feedstock arrangements in which payments are based on the market price of Environmental Attributes and/or natural gas and electricity commodity prices. Reductions in the market prices of Environmental Attributes may have a material adverse effect on our revenues, but also generally reduce our expenses for biogas feedstock.

We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to RIN prices. Our analysis, which may differ from actual results, was based on a 2022 estimated D3 RIN Index price of approximately $2.73 and our actual 2021 RINs sold. The estimated annual impact of a hypothetical 10% decrease in the average realized price per RIN would have a negative effect on our operating profit of approximately$7.3 million for the six months ended June 30, 2022.

Interest Rate Risk

To maintain our liquidity we utilize an existing term loan facility, an existing working capital facility, and an existing line of credit, which bear a variable interest rate based on the LIBOR Margin or Base Rate Margin (in each case, as those terms are defined in the relevant credit agreement). We use an interest rate swap to set the variable interest rates under the term loan facility at a fixed interest rate to manage our interest rate risk.

As of June 30, 2022, we had $80.1 million aggregate outstanding under the Senior secured facility. Our weighted average interest rate on variable debt was approximately 4.25%. We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to changes in interest rates. Based on our analysis, which may differ from actual results, a hypothetical increase in our effective borrowing rate of 10% would not have a material effect on our annual interest expenses and consolidated financial statements.

Counterparty Credit Risk

We have certain financial and derivative instruments that subject us to credit risk. These consist of our interest rate swaps and Environmental Attribute forward sales. We are exposed to credit losses in the event of non-performance by the counterparties to our financial and derivative instruments. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We seek to mitigate counterparty risk by having a diversified portfolio of counterparties and the evaluation and monitoring of the creditworthiness of counterparties. Although we may be exposed to losses in the event of nonperformance by counterparties, we do not expect such losses, if any, to be significant.